SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) August 8, 2007

US Uranium Inc.
(formerly Cromwell Uranium Corp.)
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	333-134549 (Commission File number)	83-0483725 (IRS Employer Identification No.)

1640 Terrace Way, Walnut Creek, CA 94597
(Address of principal executive offices) (Zip Code)

(925) 930-0100
(Registrant’s Telephone Number, Including Area Code)

8655 East Via De Ventura, Suite G2000, Scottsdale, AZ 85258
(Former Address If Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

As previously reported, on July 11, 2007, we entered into an Agreement and Plan of Merger and Reorganization (“Merger Agreement”) with Cromwell Uranium Holdings, Inc. (“Holdings”) and our wholly owned subsidiary, Cromwell Acquisition Corp. (“Acquisition Corp.”), pursuant to which Acquisition Corp. merged (the “Merger”) with and into Holdings, which was the surviving entity. As a result of the Merger, Holdings became our wholly-owned subsidiary.

In connection with the Merger, we issued 31,000,000 shares of our common stock to the pre-Merger stockholder of Holdings. As well, our $595,000 gross principal amount of bridge loans (“Bridge Loans”) to Holdings was deemed repaid in full upon the effectiveness of the Merger.

As a result of recent developments in the public equity and debt markets as well as conditions in the mining industry, among other factors, the parties determined to unwind the transactions and return Holdings to its status as a privately held company.

Accordingly, effective August 8, 2007, the parties entered into a Reversal Agreement pursuant to which we sold the shares of Holdings back to its former stockholder in exchange for the return to our treasury of the 31,000,000 shares of our common stock issued in the Merger. As additional consideration for the purchase and sale of the shares of Holdings, Holdings agreed to repay to us the entire net principal amount of the Bridge Loan it had received, together with certain expenses incurred by us, or an aggregate of $557,927.30.

Holdings issued us a promissory note (the “Note” and, together with related documents, the “Loan Documents”) to us in connection with our loan (the “Loan”) of the $557,927.30 principal balance (the “Deferred Portion”) of net funds advanced by us. The Note is due on November 15, 2007 (the "Due Date"), and bears interest at the rate of 9% per annum. The Note is secured by a perfected security interest and first priority lien on all of the assets of Holdings, as well as by the deposit into escrow of all of the issued and outstanding shares of Holdings.

Holdings will begin making consecutive monthly interest-only payments on the Note of accrued interest commencing 30 days from the closing of the Loan through the Due Date, at which time Holdings will be required to repay the unpaid principal amount of the Note, together with accrued and unpaid interest.

A default by Holdings under the Note will cause an increase to the interest rate from 9% to 15% per annum, which increased interest rate will continue until all defaults are cured. In addition, if such default is not cured, we will be entitled to foreclose on our security interest in the collateral provided for under the Loan Documents and to obtain delivery of the escrowed Holdings shares.

As a result of the transactions described above, we currently have 25,193,002 issued and outstanding shares of our common stock. Of these, 24,003,002 shares are held by our pre-Merger stockholders and 1,190,000 shares are held by the former holders of our convertible debentures (all of which were converted into units of our securities in the Merger, as previously reported). In addition, as previously reported, the former holders of our debentures own warrants to purchase 1,190,000 shares of our common stock.

Item 1.02. Termination of a Material Definitive Agreement.

Please see Item 1.01 above for a description of the reversal of our Merger with Holdings.

Section 2 - Financial Information

Item 2.01. Completion of Acquisition or Disposition of Assets.

Please see Item 1.01 above for a description of the reversal of our Merger with Holdings.

Section 5 - Corporate Governance and Management

Item 5.01. Changes in Control of Registrant.

As a result of the transactions described under Item 1.01 of this Report, we experienced a change in control, with our pre-Merger stockholders regaining control of us.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(A)    Effective August 8, 2007, as contemplated by the Reversal Agreement, Robert McIntosh resigned as a director and our President and Chief Executive Officer. Effective August 6, 2007, David Naylor resigned as a director and our Chief Financial Officer, and Graeme F. Scott resigned as a director and as our Vice President - Exploration. None of these resignations resulted from any disagreement between the individual and us.

David Rector remained a director, and effective August 8, 2007 resumed his former positions as our President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary.

Item 8.01. Other Information

On August 9, 2007, we filed Amended and Restated Articles of Incorporation (the “Amendment”) with the Secretary of State of the State of Nevada which changed our name from Cromwell Uranium Corp. to US Uranium Inc.

On August 7, 2007, stockholders representing approximately 55% of our issued and outstanding capital stock executed written consents in lieu of a meeting approving the Amendment. The stockholders also approved the sale of our shares of Holdings. Consents from additional stockholders were not solicited. There were no abstentions or broker non-votes.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(b)    Pro Forma Financial Information

We are in the process of preparing and will file with the Commission as soon as possible (but in no event later than 70 days from the date hereof) all pro forma financial information required to be disclosed by Article 11 of Regulation S-X as a result of our disposition of Holdings.

(d) Exhibits:

Exhibit No.	Exhibit Description
3.1	Amended and Restated Articles of Incorporation
10.1	Reversal Agreement between the Registrant, Robert McIntosh and Cromwell Uranium Holdings, Inc.
10.2	Reversal Loan and Control Share Pledge and Security Agreement between the Registrant, Robert McIntosh and Cromwell Uranium Holdings, Inc.
10.3	Form of Reversal Loan Promissory Note
10.4	Security Agreement between the Registrant, Robert McIntosh and Cromwell Uranium Holdings, Inc.
10.5	Pledge and Escrow Agreement between the Registrant, Robert McIntosh, Cromwell Uranium Holdings, Inc. and Gottbetter & Partners, LLP, as escrow agent

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

US Uranium Inc.
Date: August 9, 2007	By:	/s/ David Rector
David Rector
President